EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING SECOND QUARTER OPERATING INCOME
INCREASES 17.3% AND ADJUSTED EBITDA RISES 10.1%
2016 Second Quarter Marks Sixth Consecutive Period of Double-Digit Adjusted EBITDA Growth

Las Vegas, NV - August 15, 2016 - Affinity Gaming (“Affinity” or the “Company”) today announced operating results for the second quarter and six months ended June 30, 2016 as summarized below:

	Quarter Ended June 30,			Six Months Ended June 30,
($ in thousands)	2016	2015	Change	2016	2015	Change
Total Net Revenue	$94,658	$101,511	(6.8)%	$190,408	$198,489	(4.1)%
Operating Income	11,829	10,085	17.3%	24,221	20,847	16.2%
Net Income	1,783	797	123.7%	4,894	557	778.6%
Adjusted EBITDA (1)	19,376	17,591	10.1%	39,578	35,813	10.5%

(1)	See “Reconciliation of Adjusted EBITDA” at the end of this release for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

Michael Silberling, Affinity’s Chief Executive Officer, commented on the results, “The 2016 second quarter was another active and productive period for Affinity Gaming. During the quarter our property level teams extended their success in driving more profitable play in our gaming operations, managing costs and growing Adjusted EBITDA margins. Our focus on elevating the effectiveness of our promotional campaigns and refining our marketing programs is leading to higher margin revenue at our properties, which when combined with process improvements and realized cost efficiencies drove a 10.1% increase in 2016 second quarter Adjusted EBITDA to $19.4 million. The 2016 second quarter Adjusted EBITDA growth is on top of our 39% growth in 2015 second quarter Adjusted EBITDA and marks our sixth consecutive quarter of double digit Adjusted EBITDA improvements. In addition, our success in building operating efficiencies led to a 320 basis point improvement in 2016 second quarter Adjusted EBITDA margin to 20.5%.”

During the second quarter, Affinity’s Nevada segment generated double-digit Adjusted EBITDA growth of 11.0%. In the Nevada segment, the combined Primm casinos, the Company’s largest location, continues to benefit from improvements in the effectiveness and efficiency of marketing and promotional campaigns as well as improved labor utilization. The increased Adjusted EBITDA at Primm is particularly impressive in light of the declines in traffic along Interstate 15 resulting in a decrease in fuel gallons sold while fuel prices have dropped year over year combining to cause a $2.2 million decrease in fuel and retail revenue while increasing Adjusted EBITDA at the service centers. The Adjusted EBITDA margin for the Nevada segment rose approximately 380 basis points to 21.9% in the 2016 second quarter when compared to the 2015 second quarter level. Overall, Affinity’s ongoing successful execution of its strategic initiatives helped drive a double-digit Adjusted EBITDA increase in the second quarter despite the 6.8% decline in enterprise wide net revenue.

Over the last two years, Affinity has assembled a proven executive team that has improved the Company’s capabilities allowing it to execute against its redefined strategy with greater urgency, discipline and success, while allocating capital to cap-ex projects that are delivering returns. These initiatives have strengthened margins and enabled Affinity to grow Adjusted EBITDA by 16.1% in the twelve months ended June 30, 2016, which positioned the Company to refinance its capital structure and lower its cost of borrowings on July 1, 2016. Specifically, the Company called its $200 million of outstanding 9% senior notes due 2018, repaid the $180 million in secured term loan and replaced its credit structure with two new senior secured credit facilities totaling $375 million, including a $300 million Term Loan B Facility and an undrawn $75 million revolving credit facility. Pro forma for the refinancing, Affinity’s total leverage ratio for the twelve months ended June 30, 2016, declined to 4.2x from 6.0x a year ago. In addition, the Company’s cash interest expense was reduced to an annualized rate of $15 million under the new Term Loan B Facility, compared to cash interest expense of $27.9 million for the year ended December 31, 2015.

In summary, with its diversified base of eleven regional gaming facilities, the results being generated by the Company’s strengthened corporate and operating leadership, and a very positive re-capitalization of the Company’s credit structure, management is confident in Affinity’s prospects for continued growth in the second half of 2016 and beyond. Accordingly, the Company is increasing its 2016 financial growth targets with the mid-point of our EBITDA expectations now at $78 million representing full year growth of 21.9% over 2015 full year levels. This represents continued outstanding progress as this growth is on top of the 29.8% growth in Adjusted EBITDA in the full year 2015 over 2014.

Financial Guidance

Assumptions

The Company’s guidance for the fiscal year ending December 31, 2016, assumes, among other things:

•	Maintenance capital expenditures of $14.6 million,

•	Project capital expenditures of $6.4 million,

•	EBITDA guidance includes equity compensation of $1.3 million,

•	EBITDA guidance includes non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations) of $1.1 million, and

•	Net income guidance includes the loss on extinguishment of debt of $8.0 million and excludes the professional fees associated with the new debt that will be expensed in the third quarter of 2016.

	2016 Guidance (1)		2015 Actual
(in millions)	Current	Prior
Net Revenue range	$369 to $389	$387 to $399	$393
EBITDA range	$76 to $80	$71 to $75	$64
Net Income range	$9 to $12	$9 to $12	$(13)

(1)	See “Reconciliation of Adjusted EBITDA” at the end of this release for a definition of EBITDA and a reconciliation of the EBITDA range presented in this guidance to operating income.

Second Quarter 2016 Results

Consolidated Results

For the quarter ended June 30, 2016, net revenue of $94.7 million was 6.8% lower than net revenue of $101.5 million for the second quarter of 2015. Gross revenue for the second quarter of 2016 decreased $10.9 million, or 9.5%, year-over-year, primarily due to the Company’s ongoing focus on marketing to more profitable players. Promotional allowances for the second quarter of 2016 decreased $4.0 million from the same period in the prior year.

Operating income for the second quarter of 2016 was $11.8 million, an increase of 17.3% from $10.1 million for the second quarter of 2015. Adjusted EBITDA for the quarter ended June 30, 2016 was $19.4 million, an increase of 10.1% from $17.6 million for the second quarter of 2015. The increases in operating income and Adjusted EBITDA were primarily due to the Company’s re-focused promotional campaigns and ongoing refinement of marketing programs to generate more profitable players. Adjusted EBITDA margins for the second quarter of 2016 increased to 20.5%, an improvement of approximately 320 basis points when compared to the Adjusted EBITDA margin for the second quarter of 2015.

Segment Results

Nevada – Nevada net revenue was $55.3 million for the quarter ended June 30, 2016, compared to net revenue of $60.3 million for the second quarter of 2015. The year-over-year change was driven primarily by lower casino, fuel and retail revenues, partially offset by lower promotional allowances.

Nevada’s Adjusted EBITDA for the second quarter of 2016 grew 11.0% to $12.1 million, when compared to Adjusted EBITDA of $10.9 million in the comparable period of 2015. The improvement was primarily attributable to the effectiveness of promotional campaigns, refined marketing programs, and more efficient labor management. Nevada’s Adjusted EBITDA margin for the current year second quarter improved approximately 380 basis points to 21.9%, compared to the second quarter of 2015.

Midwest – Net revenue from the Company’s Midwest segment decreased 4.4% to $30.4 million for the quarter ended June 30, 2016, when compared to $31.8 million in net revenue for the second quarter of 2015. The decrease in net revenue was primarily the result of reduced promotional allowances in our ongoing efforts to refine our marketing programs.

Adjusted EBITDA from the Midwest segment declined 1.6% to $10.4 million in the second quarter of 2016, compared to $10.6 million of Adjusted EBITDA in the same period of last year. The year-over-year decrease was driven primarily by the reduction in net revenues partially offset by our refined marketing campaigns and efforts to improve overall operating effectiveness. The Midwest’s Adjusted EBITDA margin for this year’s second quarter increased to 34.1%, an improvement of approximately 90 basis points compared to the second quarter of 2015.

Colorado – Net revenue from the Company’s Colorado segment was $8.9 million for the quarter ended June 30, 2016, compared to $9.3 million in net revenue in the second quarter in 2015. The decline in net revenue was primarily attributable to the increased competition in the market during 2016.

Colorado’s Adjusted EBITDA for the second quarter of 2016 was $1.5 million, an increase from the $1.0 million Adjusted EBITDA for the same period a year ago. The year-over-year increase was driven primarily by our efforts to improve operational efficiencies. Colorado’s Adjusted EBITDA margin for the current year quarter was 16.6%, an increase of approximately 620 basis points compared to the Adjusted EBITDA margin in the second quarter of 2015.

Corporate Operations

In the second quarter of 2016, corporate expense, excluding share-based compensation, was $4.6 million, a decrease of $0.2 million when compared to the same period in 2015. During the quarter ended June 30, 2016, the Company incurred $0.5 million of non-recurring professional fees (which are excluded from the calculation of EBITDA for purposes of the Company’s bank covenant calculations), compared to $0.8 million of non-recurring professional fees in the same period of the prior year. Excluding these non-recurring professional fees and share-based compensation, the Company incurred $4.1 million of corporate expense during each of the quarters ended June 30, 2016 and 2015.

Year-to Date 2016 Results

Consolidated Results

For the six months ended June 30, 2016, net revenue of $190.4 million was 4.1% lower than the net revenue of $198.5 million reported for the same period of 2015. Gross revenue for the first six months of 2016 decreased $15.9 million, or 7.1%, year-over-year, primarily on reduced casino revenue. However, promotional allowances of $17.0 million for the first six months of 2016 decreased $7.8 million from the same period in the prior year.

Adjusted EBITDA for the six months ended June 30, 2016 was $39.6 million, an increase of $3.8 million, or 10.5%, compared to Adjusted EBITDA for the same period of 2015. Results for the six months ended June 30, 2016 were most significantly impacted by the 16.7% year-over-year improvement in Adjusted EBITDA in the Nevada segment. The Company’s continued focus to streamline operating and marketing activities has resulted in meaningful improvement in the Nevada region. Adjusted EBITDA margin for the first six months of 2016 increased to 20.8%, an improvement of approximately 280 basis points compared to the first six months of 2015.

Liquidity and Capital Expenditures

As of June 30, 2016, cash and cash equivalents were $74.7 million, of which approximately $26.0 million is not used in day-to-day operations. The face value of long-term debt was $379.8 million as of June 30, 2016. Capital expenditures during the first six months of 2016 totaled $8.6 million, an increase of $1.9 million from the prior year period.

On July 1, 2016, the Company completed the refinancing of its existing capital structure by closing on two new senior secured credit facilities totaling $375 million, including a $300 million Term Loan B Facility and an undrawn $75 million revolving credit facility. Affinity used the new $300 million Term Loan B Facility along with approximately $95 million of restricted cash at June 30, 2016 to call and retire its $200 million of outstanding 9% notes due 2018 and repay its existing $180 million secured term loan.

Conference Call Information

Affinity Gaming will be hosting its second quarter 2016 conference call today, August 15, 2016, at 10:00 a.m. Pacific Time (1:00 p.m. Eastern). To access the conference call, interested parties may dial 719-457-2630, conference ID 4344697 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. A webcast replay will be available for 90 days following the live event at www.affinitygaming.com. Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

Key Financial Results

The following table presents the Company’s key financial results from operations (in thousands):

	Quarter Ended June 30,
	2016	2015
Net Revenue
Nevada (1)	$55,333	$60,326
Midwest	30,445	31,844
Colorado	8,880	9,341
Total net revenue	$94,658	$101,511

Adjusted EBITDA (2)
Nevada	$12,120	$10,915
Midwest	10,388	10,560
Colorado	1,474	969
Corporate expense and other	(4,606)	(4,853)
Total adjusted EBITDA	$19,376	$17,591

Operating Income
Nevada	$8,576	$7,414
Midwest	8,362	8,662
Colorado	53	(328)
Corporate expense and other	(5,162)	(5,663)
Total operating income	$11,829	$10,085

Net Income	$1,783	$797
Total Shares Outstanding	20,462	20,316

(1)
The Company’s operations in Nevada include properties located in Primm (Primm Valley Resort & Casino; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), in Las Vegas (Silver Sevens Hotel & Casino), and in Sparks (Rail City Casino).

(2)	See “Reconciliation of Adjusted EBITDA” for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

Additional Financial Information

The following tables present additional financial information (in thousands):

	June 30, 2016	December 31, 2015
Cash and cash equivalents	$74,678	$157,779
Face value of long-term debt, excluding capital leases	379,832	382,745

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Cash paid for capital expenditures
Nevada	$2,748	$854	$5,223	$2,999
Midwest	1,178	1,385	1,932	1,829
Colorado	178	1,043	585	1,291
Reportable segment capital expenditures	4,104	3,282	7,740	6,119
Corporate	15	311	861	599
Total capital expenditures	$4,119	$3,593	$8,601	$6,718

Reconciliation of Adjusted EBITDA(1)

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended June 30, 2016
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$12,120	$(3,649)	$—	$105	$8,576
Midwest	10,388	(2,012)	—	(14)	8,362
Colorado	1,474	(1,421)	—	—	53
Corporate and other	(4,606)	(230)	(326)		(5,162)
Total	$19,376	$(7,312)	$(326)	$91	$11,829

	Quarter Ended June 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$10,915	$(3,698)	$—	$197	$7,414
Midwest	10,560	(1,898)	—	—	8,662
Colorado	969	(1,297)	—	—	(328)
Corporate and other	(4,853)	(312)	(505)	7	(5,663)
Total	$17,591	$(7,205)	$(505)	$204	$10,085

	Six Months Ended June 30, 2016
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$25,014	$(7,300)	$—	$70	$17,784
Midwest	21,062	(4,042)	—	(7)	17,013
Colorado	2,618	(2,879)	—	—	(261)
Corporate and other	(9,116)	(475)	(700)	(24)	(10,315)
Total operations	$39,578	$(14,696)	$(700)	$39	$24,221

	Six Months Ended June 30, 2015
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write downs, Reserves and Recoveries	Operating Income
Nevada	$21,437	$(7,386)	$—	$120	$14,171
Midwest	20,129	(3,793)	—	—	16,336
Colorado	2,875	(2,566)	—	(58)	251
Corporate and other	(8,628)	(623)	(667)	7	(9,911)
Total operations	$35,813	$(14,368)	$(667)	$69	$20,847

The following table reconciles EBITDA guidance to net income guidance (in millions):

	2016 Guidance
	Lower End	Higher End
EBITDA	$76	$80
Depreciation and amortization	(30)	(30)
Operating income	46	50
Interest expense	(24)	(24)
Loss on extinguishment of debt	(8)	(8)
Income taxes	(5)	(6)
Net income	$9	$12

(1)
Adjusted EBITDA is not a generally accepted accounting principle (“GAAP”) financial measurement and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense, net; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write downs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. The Company uses Adjusted EBITDA as a measure of profit and loss to manage the operational performance of each geographical region in which it operates, to analyze corporate expenses, and to discuss its results with the investment community. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. The Company has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. The Company uses Adjusted EBITDA in the press release because it believes the metric is useful to investors in allowing greater transparency related to a significant measure used by management in their financial and operational decision-making. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company and individual property performance and in the evaluation of incentive compensation related to property management. Management also uses Adjusted EBITDA as a measure in the evaluation of potential acquisitions and dispositions. Adjusted EBITDA is also used by management in the annual budget process. Externally, the Company believes these measures continue to be used by investors in their assessment of the Company’s operating performance and the valuation of the Company. In future periods, the calculation of Adjusted EBITDA may be different than in this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company’s expectations for continued improvement in its business and operations, continued enhancement of efficiency and improvement of promotional efforts, reduction in interest expense and leverage ratio as a result of the Company’s refinancing and all of the statements under the heading "Financial Guidance" including data and information in this press release regarding future results. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties relating to fluctuations in the Company's operating results, including factors affecting corporate overhead costs, capital expenditures and the Company’s tax rates; recovery of its properties in various markets; the state of the economy and its effect on consumer spending and the Company's results of operations; intense competition and risk of additional gaming licenses being granted in or adjacent to jurisdictions where the Company operates; the fact that the Company's expansion, development and renovation projects (including enhancements to improve property performance) are subject to many risks inherent in expansion, development or construction of a new or existing project; pending and potential litigation; the impact of restrictions under the Company’s credit agreement; regulation, including the impact of environmental laws and contamination and remediation costs; changes in gaming and other laws and regulations, including increased taxes and changes in smoking laws; instability in oil and fuel prices, particularly as they relate to the Company’s Primm asset; and the impact of severe weather conditions and other natural disasters that affect the Company’s casinos. Additional risks are described in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” its Quarterly Reports on Form 10-Q, and in the Company's other current and periodic reports filed from time to time with the SEC. The Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q can be accessed through the “Investor Relations” section of the Company’s website at www.affinitygaming.com. All forward-looking statements in this press release are made as of the date hereof, based on management’s current expectations and assumptions about the industries in which the Company operates, and the Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com

Contact

Walter Bogumil
Chief Financial Officer, Affinity Gaming
(702) 341-2400
wbogumil@affinitygaming.com

Joseph Jaffoni, Richard Land, Jim Leahy
JCIR
(212) 835-8500
affinity@jcir.com

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